Exhibit 4.21

GUARANTEE

Guarantee, dated as of April 20, 2012, of Arcos Dourados Comercio de Alimentos Ltda. (the “Subsidiary Guarantor”) in favor of Bank of America, N.A. (the “Counterparty”). In connection with the ISDA Master Agreement and the Schedule thereto, each dated as of April 20, 2012, and any confirmations thereunder (collectively, as amended from time to time, the “ISDA Master Agreement”), between the Counterparty and Arcos Dorados Holdings Inc. (together with its successors and assigns, the “Company”), the Subsidiary Guarantor hereby agree as follows:

ARTICLE I
GUARANTEE

Section 1.1             Guarantee.

(a)           The Subsidiary Guarantor hereby fully and unconditionally guarantees on a general unsecured senior basis, as primary obligor and not merely as surety to the Counterparty the full and punctual payment when due of the Company’s obligations to the Counterparty under the ISDA Master Agreement and all Transactions thereunder (collectively, the “Guaranteed Obligations”). The Subsidiary Guarantor hereby agrees to pay, in addition to the amounts stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Counterparty in enforcing any rights under this Guarantee.

(b)           The Subsidiary Guarantor waives presentment to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. The Subsidiary Guarantor waives notice of any default under the ISDA Master Agreement. The obligations of the Subsidiary Guarantor hereunder shall not be affected by (i) the failure of the Counterparty to assert any claim or demand or to enforce any right or remedy against the Company or any other person under the ISDA Master Agreement; (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of the ISDA Master Agreement not related to this Guarantee; (iii) the release of any security held by the Counterparty for the Guaranteed Obligations; (iv) the failure of the Counterparty to exercise any right or remedy against the Subsidiary Guarantor; or (v) any change in the ownership of the Company.

(c)           The Subsidiary Guarantor further agrees that the Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by the Counterparty to any security held for payment of the Guaranteed Obligations.

(d)           The Subsidiary Guarantor further expressly waives irrevocably and unconditionally:

(i)           Any right it may have to first require the Counterparty to proceed against, initiate any actions before a court of law or any other judge or authority, or enforce any other rights or security or claim payment from the

Company or any other person before claiming from it under the ISDA Master Agreement; and

(ii)           Any right to which it may be entitled to have the assets of the Company or any other person first be used, applied or depleted as payment of the Company’s or the Subsidiary Guarantor’s obligations hereunder, prior to any amount being claimed from or paid by the Subsidiary Guarantor hereunder.

(e)           The obligations of the Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of the Counterparty to assert any claim or demand or to enforce any remedy under the ISDA Master Agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Subsidiary Guarantor or would otherwise operate as a discharge of the Subsidiary Guarantor as a matter of law or equity.

(f)           The Subsidiary Guarantor further agrees that the Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by the Counterparty upon the bankruptcy, or reorganization of the Company or otherwise.

(g)           In furtherance of the foregoing and not in limitation of any other right which the Counterparty has at law or in equity against the Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due the Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Counterparty, forthwith pay, or cause to be paid, in cash, to the Counterparty an amount equal to the sum of:

(i)           the unpaid amount of such Guaranteed Obligations then due and owing in U.S. Dollars as calculated by the Counterparty by converting the applicable reais amount into U.S. Dollars at the Settlement Rate on the applicable Rate Calculation Date (each as defined in the Indenture (as defined below)); and

(ii)           accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) in U.S. Dollars as calculated by the Counterparty by converting the applicable reais amount into U.S. Dollars at the Settlement Rate on the applicable Rate Calculation Date.

Section 1.2            Limitation on Liability; Termination, Release and Discharge.  The obligations of the Subsidiary Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of the Subsidiary Guarantor result in the Guaranteed Obligations not constituting a fraudulent conveyance, fraudulent transfer or similar illegal transfer under applicable law.

(b)           The Subsidiary Guarantor shall be automatically and without further action released and relieved of its obligations under the Guarantee (except with respect to Guaranteed Obligations that by their terms survive) in the event that:

(i)           there is a sale or other disposition (including through a consolidation or merger) of capital stock of the Subsidiary Guarantor following which the Subsidiary Guarantor is no longer a direct or indirect subsidiary of the Company; or

(ii)           there is a sale of all or substantially all of the assets of the Subsidiary Guarantor (including by way of merger, stock purchase, asset sale or otherwise) to a person that is not (either before or after giving effect to such transaction) the Company;

provided, in each case that (i) such transactions are carried out pursuant to and in accordance with all applicable covenants and provisions of the Indenture dated as of July 13, 2011 (the “Indenture”), among the Company, the Subsidiary Guarantors named therein, Citibank N.A., as Trustee, Calculation Agent, Registrar, Paying Agent and Transfer Agent and Dexia Banque Internationale A Luxembourg, Societe Anonyme, as Luxembourg Paying Agent and (ii) all the Guaranteed Obligations are fully paid.

Section 1.3            [Reserved]

Section 1.4            No Subrogation.  The Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full in cash of all Guaranteed Obligations. If any amount shall be paid to the Subsidiary Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full in cash, such amount shall be held by the Subsidiary Guarantor in trust for the Counterparty, segregated from other funds of the Subsidiary Guarantor, and shall, forthwith upon receipt by the Subsidiary Guarantor, be turned over to the Counterparty in the exact form received by the Subsidiary Guarantor, to be applied against the Guaranteed Obligations.

Section 1.5            Taxes.  All payments by the Subsidiary Guarantor hereunder will be made in full without set-off or counterclaim and free and clear of and without withholding or deduction for or on account of any present or future taxes, duties or other charges, unless the withholding or deduction of such taxes or duties is required by law. In any such event, however, the Subsidiary Guarantor shall (a) promptly notify the Counterparty, in writing, of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid to the Counterparty pursuant to this paragraph), (c) promptly forward to the Counterparty an official receipt (or a certified copy) evidencing such payment, and (d) pay to the Counterparty such additional amounts as may be necessary in order that the net amount received by the Counterparty after such withholding or deduction shall equal the full amount which would have been received by the Counterparty has such payments been made by the Obligor. The Subsidiary Guarantor will pay all stamp, transfer, registration, documentation, or other similar taxes payable in connection with this Guarantee and will keep the Counterparty indemnified against failure to pay the same.

ARTICLE II
MISCELLANEOUS

Section 2.1            Notices.  Any notice or communication delivered to the Company under the provisions of the ISDA Master Agreement shall constitute notice to the Subsidiary Guarantor.

Section 2.2            Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any person, firm or corporation, other than the Counterparty, any legal or equitable right, remedy or claim under or in respect of this Guarantee or any provision herein contained.

Section 2.3            Governing Law, etc.  This Guarantee and all matters related hereto shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflicts of laws principles (except for Sections 5-1401 and 5-1402 of the New York General Obligations Law). With respect to any suit, action or proceeding concerning this Guarantee, the Subsidiary Guarantor submits to the non-exclusive jurisdiction of the Federal and State courts located in the City, County and State of New York. The Subsidiary Guarantor specifically and irrevocably waives (i) any objection which it may have at any time to the laying of venue of any suit, action or proceeding brought in such courts, (ii) any claim that the same has been brought in an inconvenient forum, and (iii) the right to object that such courts do not have jurisdiction over it. The Subsidiary Guarantor waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law, including, without limitation, by registered mail directed to the Subsidiary Guarantor’s principal place of business.

Section 2.4            Waiver of Rights to Trial by Jury.  THE SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING(S) ARISING OUT OF OR RELATING TO THIS GUARANTEE, THE OBLIGATIONS OR ANY TRANSACTION.

Section 2.5            Service of Process.  The Subsidiary Guarantor irrevocably appoints the process agent specified below to receive, for it and on its behalf, service of process in any proceedings. If for any reason the process agent is unable to act as such, the Subsidiary Guarantor will promptly notify the Counterparty and within 30 days appoint a substitute process agent acceptable to the Counterparty. The Subsidiary Guarantor irrevocably consent to service of process given in the manner provided in Section 12 of the ISDA Master Agreement

National Registered Agents, Inc. with offices currently at 875 Avenue of the Americas, Suite 501, New York, New York 1000 I

Section 2.6            Brazilian Law.  If, and to the extent that, Brazilian law shall be deemed to apply to any or all of the Subsidiary Guarantor’s obligations hereunder, for those purposes:

the Subsidiary Guarantor agrees that its obligations to make payment hereunder shall be deemed to be a first demand obligation (garantia exigivel à primeira demanda) to fulfill and comply with, as a joint and several responsibility (responsabilidade solidária), all of the outstanding Obligations assumed by the Company under the Transactions and/or any master agreement relating thereto or governing any such Transactions, in the capacity of a “FIADOR E PRINCIPAL PAGADOR, solidariamente responsável” with the Company, in connection therewith. In addition, for such purposes, the Subsidiary Guarantor hereby expressly (A) waives and renounces the benefit of order (beneficio de ordem) of demanding and rights provided by the Brazilian Civil Code (Law 10,406/02), specifically in accordance with Articles 827 et seq. of the Brazilian Civil Code and (ii) recognizes that this Guarantee shall not be considered as a limited instrument of guarantee, for the purposes of Article 822 of the Brazilian Civil Code;

the Subsidiary Guarantor expressly waives the benefits set forth in Articles 333 (sole paragraph), 366, 831, 834, 835, 836, 837, 838 and 839 of the Brazilian Civil Code (Law 10.406/02), and Article 595 of the Code of Civil Procedure (Law 5,869/73); and for purposes hereof and to the extent it is required pursuant to the applicable law now existing or that may be enacted at any time hereafter, the Subsidiary Guarantor hereby (A) represents that it has obtained and/or (B) undertakes to promptly obtain the relevant authorizations and/or licenses from, and to effect the relevant registrations with, the relevant government bodies and agencies (including, but not limited to, the Central Bank of Brazil and the Federal Revenues Office) in connection with the execution of the Transactions, the Guarantee hereunder and the remittance of any payments by the Subsidiary Guarantor of any amounts under the Transactions to the Counterparty.

For any purposes hereof, including, but not limited to, the enforcement, collection and any payment due under the Transactions or any master agreement relating thereto or governing any such Transactions and the Guarantee in Brazil, in the Counterparty’s sole discretion, the parties hereto agree that (i) each Transaction or any master agreement relating thereto or governing any such Transactions and the Guarantee shall be deemed as an enforceable out-of-court debt instrument (título executivo extra-judicial), pursuant to Section 585, II, of the Brazilian Civil Procedure Code (Law 5,869/73) and laws applicable to Deliverable FX Agreements (including, without limitation, Law 4,728/65); (ii) all amounts

(including, without limitation, termination amounts, coupon payments, interests, expenses and taxes) owed by the Company herein shall be deemed as a net and certain debt (dívida liquida e certa) to the extent that Counterparty is required to enforce, collect or defend them before any Brazilian Courts and authorities against the Company and/or any Subsidiary Guarantors. The Company and the Subsidiary Guarantor further acknowledge and consent that any discussion or enforcement and collection of any amounts under any Transactions or any master agreement relating thereto or governing any such Transactions and the Guarantee in Brazil shall be made through an expedited enforcement claim (ação de execução) or any other means elected by Counterparty, at its sole discretion; and (iii) in accordance with Section 585, § 2th, of the Brazilian Civil Procedure Code (Law 5,869/73), this Guarantee, any Transactions or any master agreement relating thereto or governing any such Transactions comply with all the requirements of, and contains all the formalities of, the place where it has been executed. The Subsidiary Guarantor and the Company agree that any evidence of payment of this Guarantee, any Transactions or any master agreement relating thereto or governing any such Transactions in the amount set forth therein, shall constitute valid and sufficient evidence of the validity and enforceability of this Guarantee, any Transactions or any master agreement relating thereto or governing any such Transactions before any Brazilian Courts, as the case may be. Finally, the Company and the Subsidiary Guarantor agree that Counterparty shall be waived of any requirement to present any bonds or security, including, but not limited to, the one set forth in Article 835 of the Brazilian Civil Code or any other similar law, for the discussion or enforcement of this Guarantee, any Transactions or any master agreement relating thereto or governing any such Transactions before any Brazilian Courts, it being agreed that the Company and the Subsidiary Guarantor hereby expressly waive any right to request Counterparty to post any bond required to initiate or file lawsuits against the Company and/or the Subsidiary Guarantor in any jurisdiction.

Section 2.7            Severability.  In case any provision in this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 2.8            Headings.  The headings of the Articles and Sections in this Guarantee have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the Subsidiary Guarantor has caused this Guarantee to be duly executed and delivered by its proper and duly authorized officers as of this 20th day of April 2012.

ARCOS DOURADOS COMERCIO DE ALIMENTOS LTDA.

By:	/s/ Dorival Oliveira	/s/ Ivan Zarur
	Name: Dorival Oliveira	Ivan Zarur
	Title: Diretor de Desenvolvimento	Diretor Financeiro

BANK OF AMERICA, N.A.

By:	/s/ Carl R. Kolbet
Name: Carl R. Kolbet
Title: Director

ARCOS DORADOS HOLDINGS INC.

By:
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Witnessed:

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By:
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IN WITNESS WHEREOF, the Subsidiary Guarantor has caused this Guarantee to be duly executed and delivered by its proper and duly authorized officers as of this 20th day of April 2012.

ARCOS DOURADOS COMERCIO DE ALIMENTOS LTDA.

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:
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Title:

ARCOS DORADOS HOLDINGS INC.

By:	/s/ Miguel Sanchez de Bustamante
Name: Miguel Sanchez de Bustamante
Title: DR. SR. Corporate Finance

Witnessed:

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